Exhibit 10.2

AMENDMENT

OF THE

EXECUTIVE EMPLOYMENT AGREEMENT AND WAIVER

This AMENDMENT of the Executive Employment Agreement and Waiver (this “Amendment”) by and between Cardinal Financial Corporation, a Virginia corporation (“Cardinal”), and Christopher W. Bergstrom (“you” and all similar references), collectively the “parties”, is entered into and is effective as of December 22, 2016, except with respect to the waiver by you as set forth in new Section 2(c) below, which waiver is effective as of the date the “2016 Change in Control Payment” is paid to you.

WHEREAS, you and Cardinal are parties to an Executive Employment Agreement dated as of February 12, 2002 (as amended on or before the date of this Amendment, including amendments on December 23, 2008, on August 17, 2011, on March 13, 2012, and on March 30, 2016, the “Employment Agreement”),

WHEREAS, Cardinal is a party to that certain Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc. (“United”), UBV Holding Company, LLC, and Cardinal (the “Merger Agreement”),

WHEREAS, the Merger Agreement requires Cardinal to amend the Employment Agreement and provides for an employment agreement between you and United to reflect, among other things, a retention bonus consistent with the terms of Section 7.10(d) of the disclosure schedules attached to the Merger Agreement, and

WHEREAS, you and Cardinal desire to amend the Employment Agreement by this Amendment.

NOW, THEREFORE, in consideration of the promises and obligations of Cardinal and you and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.              Section 2 of the Employment Agreement is amended by adding the following new subsection (c) as follows:

“No earlier than December 1, 2016 and no later than December 30, 2016, Cardinal will pay you a lump sum payment in an amount equal to $1,350,000 (the “2016 Change in Control Payment”), and you hereby waive and relinquish, effective as of the date the 2016 Change in Control Payment is paid to you, your right under Section 5 to terminate your employment for Good Reason solely as a result of such changes to the terms of your employment which shall take effect at the “Effective Time” (as defined in that certain Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc. (“United”), UBV Holding Company, LLC (“UBV”), and Cardinal, hereinafter referred to as the “Merger Agreement”) and which are set forth in writing in that certain Employment Agreement dated December     , 2016, between you and United, United Bank and UBV, the terms of which are consistent with the terms of Section 7.10(d) of the disclosure schedules attached to the Merger Agreement.

2.              Section 2 of the Employment Agreement is amended by adding the following new subsection (d) as follows:

“At the Effective Time, Cardinal will pay you a lump sum payment in an amount equal to $1,190,500 (the “2017 Change in Control Payment”) less required withholdings and deductions, provided that you remain employed with Cardinal through the Effective Time.  Notwithstanding the foregoing, if Cardinal terminates your employment other than for Cause (as defined in Section 4(a)) or you terminate your employment for Good Reason (as defined in Section 5(d)), in either case prior to the Effective Time, then in addition to any amounts to which you may otherwise be entitled under this Agreement, Cardinal shall instead pay you the 2017 Change in Control Payment, in one lump sum payment, less required withholdings and deductions, on the thirtieth (30th) day after your last day of employment.  If your employment ends due to death prior to the Effective Time, if you resign other than for Good Reason or are terminated for Cause prior to the Effective Time, or if you remain employed with Cardinal but the transaction contemplated by the Merger Agreement is not completed, you shall forfeit the 2017 Change in Control Payment.”

3.              The first sentence of Section 4(b)(ii) of the Employment Agreement is replaced with the following:

“If Cardinal terminates you pursuant to Section 4(b) within twelve (12) months after the Effective Date of a Change in Control, Cardinal shall pay you, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement, in a single lump sum cash in an amount, subject to reduction as provided in Section 13 of this Agreement, equal to 2.99 times your average compensation (as defined in this paragraph, including without limitation annual salary, bonuses, stock-based equity grants, directors’ fees and retainers, but not including the 2016 Change in Control Payment, and if it has been paid to you prior to said termination, not including the 2017 Change in Control Payment) over the most recent five calendar year period of your employment with Cardinal prior to termination, less required and authorized withholdings and deductions, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement.”

4.              The first sentence of Section 5(a) of the Employment Agreement is replaced with the following:

“If you are entitled to benefits pursuant to this Section 5, then, on the 30th day after your termination of employment, Cardinal shall pay you an amount, subject to reduction as provided in Section 13 of this Agreement, equal to 2.99 times your average compensation (as defined in this paragraph, including without limitation annual salary, bonuses, stock-based equity grants, directors’ fees and retainers, but not including the 2016 Change in Control Payment, and if it has been paid to you prior to said termination, not including the 2017 Change in Control Payment) over the most recent five calendar year period of your employment with Cardinal prior to termination, less required and authorized withholdings and deductions, exclusively and in lieu of the benefits which otherwise would have been payable under this Agreement.”

5.              Section 11 of the Employment Agreement is replaced with the following:

“11.  Entire Agreement; Termination.

(a)         This Agreement is the entire agreement between you and Cardinal regarding these matters and supersedes any verbal and written agreements on such matters.  This Agreement may not be modified or amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

(b)         Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate effective upon the effective date of an employment agreement between you and United, the terms of which are consistent with the terms of Section 7.10(d) of the disclosure schedules attached to the Merger Agreement.”

6.              Section 13 of the Employment Agreement, which was formerly reserved, is now replaced with the following:

“13.  United Merger Payments.  You agree that notwithstanding any other provisions of this Agreement, the amounts described in Sections 4(b)(ii) and 5(a), if payable to you, prior to any required and authorized withholdings and deductions, shall first be reduced by the sum of: (I) the 2016 Change in Control Payment (to the extent the 2016 Change in Control Payment has been paid to you) and (II) the 2017 Change in Control Payment (to the extent the 2017 Change in Control Payment has been paid or is being paid at the Effective Time to you); provided, however, this Section 13 shall no longer apply and become null and void if the transaction contemplated by the Merger Agreement is not completed on or before August 31, 2017.”

7.              Except as amended by this Amendment, the terms of the Employment Agreement remain in effect.

CARDINAL FINANCIAL CORPORATION

/s/ Christopher W. Bergstrom	By:	/s/ William G. Buck
Christopher W. Bergstrom	William G. Buck
Chairman of the Compensation Committee